AGREEMENT AND PLAN OF REORGANIZATION AND
ASSET PURCHASE AGREEMENT

This AGREEMENT AND PLAN OF REORGANIZATION AND ASSET PURCHASE AGREEMENT dated as of November 1, 2006 (the "Agreement") is entered into by and between PRIMEDGE, INC., a Nevada corporation, ("Buyer") and ROYAL PALM CAPITAL GROUP, INC., a Florida corporation (“Seller”).

PREAMBLE

WHEREAS, the strategic intent of the Buyer and Seller pursuant to this Agreement is to reorganize the ownership and control of the Buyer, the Seller and certain subsidiaries of the Seller as follows:

•
Seller will receive a principal equity interest in the Buyer with the intent that the shareholders of the Seller will ultimately receive the distribution of the stock representing this principal equity interest,

•	Seller will receive the controlling voting interest in the Buyer,
•	Seller intends to use a portion of the principal equity interest in the Buyer to satisfy a significant portion of its debt and the debt of a wholly-owned subsidiary,
•	Buyer will receive the equity ownership interest in certain of Seller’s wholly-owned and minority owned subsidiaries, which subsidiaries will become subsidiaries of the Buyer; and

WHEREAS, Seller desires to convey, sell and assign to Buyer all of Seller’ right, title and interest in and to the Assets (as more fully described below, the “Assets”), upon the terms and conditions contained in this Agreement; and

WHEREAS, Buyer desires to purchase the Assets upon the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Sale and Purchase of Assets.

1.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following assets of Seller (the “Assets”).

(1) 25,498,335 shares of common stock in Media Magic, Inc., a Florida corporation (“MMI”), representing approximately 49% of the issued and outstanding shares of MMI (“MMI Shares”),

(2) 6,676,249 shares of common stock in Cirilium Holdings, Inc., a Delaware corporation (CRLU”), representing approximately 12% of the issued and outstanding shares of CRLU (“CRLU Shares”),

Asset Purchase Agreement

2. Purchase Price; Payment; Allocation.

(3) limited liability membership interest in STS Technologies, LLC, a Florida limited liability company (“STS”), representing approximately 51% of the issued and outstanding limited liability interest in STS (STS Membership Interest”),

(4) 17,186,050 shares of common stock in the Buyer (“PrimEdge Shares”), representing approximately 12.55% of the issued and outstanding shares of the Buyer,

(5) Notes receivable in the amount of $295,429 (“Notes Receivable”) owed to the Seller by parties not affiliated with the Seller, and

(6) cancellation of $260,819 in debt (“DigiKidz Debt”) owed to the Seller by DigiKidz, Inc., a Delaware corporation and 95.1% owned subsidiary of the Buyer (“DigiKidz”).

1.2 Liabilities Excluded. In connection with Buyer’s purchase of the Assets, Buyer shall not assume or become responsible for any of the indebtedness, liabilities or obligations of Seller (the “Liabilities”).

2.1 Purchase Price. The purchase price for the Assets shall be paid by delivery to Seller at the Closing, of the following:

(1) a certificate evidencing an aggregate of one shares (1) of Series A Preferred Stock of the Buyer (the “Series A Shares”), the designation of which is attached hereto as Exhibit I, and

(2) a certificate evidencing an aggregate of thirty million shares (30,000,000) of Series B Preferred Stock of the Buyer (the “Closing Series B Shares”), the designation of which is attached hereto as Exhibit II.

2.2 Additional Consideration. Seller is indebted to 101 persons (“Seller’s Note Holders”) in the amount of $6,287,075 including accrued interest (“Seller’s Notes”), and ACC is indebted to 94 persons (“ACC Note Holders”) in the amount of $4,588,400, including accrued interest (“ACC Notes”). Buyer and Seller have agreed that Seller shall offer the Seller’s Note Holders and the ACC Note Holder’s, within 30 days following the Closing Date, the right to convert the Seller’s Notes and the ACC Notes into shares of common stock of the Seller. As additional consideration for the Assets, Buyer shall pay Seller up to an additional eleven million shares (11,000,000) of Series B Preferred Stock of Buyer (“Additional Series B Preferred Stock” and together with the Closing Series B Preferred Stock, the “Series B Preferred Stock”) as follows:

(1) for every $1.00 of the Seller’s Note converted into shares of common stock of the Seller, Buyer shall issue one (1) share of Additional Series B Preferred Stock, and

(2) for every $1.00 of the ACC Notes converted into shares of common stock of the Seller, Buyer shall issue one (1) share of Additional Series B Preferred Stock.

2.3 Federal and State Filings. Buyer is currently delinquent in its reporting requirements with the Securities and Exchange Commission (“SEC”) and, as of the date hereof, needs to filing its annual report on Form 10-KSB for the year end December 31, 2005 and the quarterly reports on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006 (“Delinquent Reports”). In addition, Buyer does not have a sufficient amount of common stock authorized to permit conversion of the Series B Preferred Stock. Subsequent to the Closing Date, but no later than nine (9) months from the Closing Date, Buyer will file (1) the Delinquent Reports and any and all other reports then due, under the Securities Exchange Act of 1934, as amended, (“1934 Act”) and (2) the appropriate filings under the 1934 Act and with the State of Nevada in order to increase its authorized common stock from 200,000,000 shares into an adequate quantity of shares of common stock in order to provide for the automatic conversion of all the issued shares of Series B Preferred Stock into shares of common stock of the Buyer (the “Conversion Common Stock”). Such filings will also provide for a reverse stock split of all the outstanding shares of common stock of the Buyer.

Asset Purchase Agreement

2.4 Registration and Spin-Off. Subsequent to the Closing Date, but no later than one (1) year from the Closing Date, provided the conditions set forth in Section 2.3 are satisfied, Buyer will prepare and file an appropriate registration statement with the SEC for the distribution of the Conversion Common Stock to the stockholders of Seller of record on the 31st day following the Closing Date, including the dissemination of appropriate information concerning the distribution of the Conversion Common Stock to the stockholders of Seller upon effectiveness of the registration statement, per the terms and conditions of the separate Registration Rights Agreement, a copy of which is attached hereto as Exhibit III.

2.5 The Series A Preferred Stock and Series B Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock and the Conversion Common Stock, have not been registered under the Securities Act of 1933, as amended (the “Act”), and such securities may not be sold, assigned, pledged, hypothecated, transferred or otherwise disposed of absent registration under the Act or the availability of an applicable exemption therefrom. Each certificate evidencing any of the Series A Preferred Stock, Series B Preferred Stock and Buyer’s Common Stock shall bear the following or substantially legend:

These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under any applicable federal and state securities laws, or an opinion of counsel satisfactory to the Company that an exemption from registration is available.

3. Representations and Warranties of Seller. Except as otherwise set forth in a schedule delivered by the Seller at the time this Agreement is executed and delivered (the “Seller’s Schedule”), Seller hereby makes the following representations and warranties to Buyer, as of the date hereof and as of the Closing Date. Nothing in the Seller’s Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Seller’s Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Seller’s Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

3.1 Organization and Good Standing. Seller is a Florida corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Seller is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business of Seller, taken as a whole, or consummation of the transactions contemplated hereby (a “Seller Material Adverse Effect”).

Asset Purchase Agreement

3.2 Authority and Enforcement. Seller has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, including stockholder approval. Seller has taken all action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.3 No Conflicts or Defaults. Except as set forth on the Seller’s Schedule, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and shall not (a) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a material breach of, or a material default or loss of rights under, any covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which either Seller is a party or by which either Seller is bound, or any judgment, order or decree, or any law, rule or regulation to which Seller are subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance, security interest or any other right or adverse interest (“Liens”) upon any of the Assets, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment relating to the Assets, or (iv) result in a Seller Material Adverse Effect.

3.4 Consents of Third Parties. Except as set forth on the Seller’s Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller does not require the consent of any person, or such consent has or will be obtained, in writing, prior to the Closing.

3.5 No Litigation. Except as set forth on the Seller’s Schedule there are no legal, equitable, administrative, arbitration, governmental, regulatory or other proceedings pending against Seller, or, to the best knowledge of Seller, threatened against it, an adverse determination to which would result in a Seller Material Adverse Effect.

3.6 No Options or Other Agreements. There are no options or agreements of any character to which Seller is a party, or by which Seller is bound that, if exercised or consummated, would result in a Seller Material Adverse Effect.

3.7 Title to Assets. Seller is the owner of the Assets, free and clear of all liens. Upon consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to the Assets, free and clear of all Liens.

3.8 Absence of Liabilities. Except as set forth on the Seller’s Schedule, Seller has no liabilities, contingent or otherwise, that would result in a Seller Material Adverse Effect.

3.9 Contract Rights. Each of the agreements, contracts or contract rights included in the Assets is in full force and effect, and no party to any such agreement, contract or right is in material breach of any provision thereof. Each agreement, contract or contract right included in the Assets may be assigned to Buyer without the consent or approval of any third party, or, if such consent or approval is required, it has or will be obtained at or prior to the Closing.

Asset Purchase Agreement

3.10 Intellectual Property. To the extent that the Assets include any trademarks, copyrights, trade names, service marks, trade secrets, license agreements, proprietary processes, business methods or similar tangible or intangible property (“Intellectual Property”), such Intellectual Property is owned by Seller, free and clear of all Liens. To the best of Seller’s knowledge, such Intellectual Property does not infringe upon or otherwise violate the rights of any third person, and Seller have received no notice of any such infringement or violation. To the extent that any such Intellectual Property is licensed by Seller to any third party, the license is in full force and effect, the licensee is not in breach or violation of the license agreement and Seller have no knowledge that any such Intellectual Property is being used in violation of Seller’ proprietary rights.

3.11 Compliance with Laws. Seller is in compliance with all laws, rules, regulations, codes, orders, rulings and judgments of federal, state, local and foreign governments and regulatory bodies, except where the failure to comply would not result in a Seller Material Adverse Effect.

3.12 Tax Matters. Seller has filed all federal, state, local and foreign tax returns required to be filed by it, and has paid all taxes shown to be due thereon. All such tax returns are true, complete and accurate. No tax return of Seller has been audited or is currently under audit, nor has Seller been notified that any such audit is to take place.

3.13 Securities Representations; Acknowledgment of Risks. Seller is acquiring the Series A Preferred Stock and Series B Preferred Stock for its own account, for investment purposes only and not with a view towards the distribution or resale of the Series A Preferred Stock, Series B Preferred Stock or Conversion Common Stock except in compliance with applicable law. Seller has such experience in financial and business matters that it is able to evaluate the risks and merits of an investment in Buyer. Seller acknowledges that it has received all information, and has conducted its owned due diligence on Buyer, that is necessary to make an investment decision to receive the securities of Buyer. Seller recognizes and acknowledges that the transactions contemplated by this Agreement, including Seller’s receipt of the Series A Preferred Stock and Series B Preferred Stock as consideration for the Assets, are speculative and involve a high degree of risk. Such risks include, but are not limited to, the following:

(1) the business of the Buyer consists of the operation of DigiKidz, and is subject to all of the risks inherent of a developmental stage business;

(2) DigiKidz has generated only a limited amount of revenues and at June 30, 2006, had year-to-date net losses of $643,785, an accumulate deficit of $1,092,490, and total liabilities of $475,099 and there is no assurance that Buyer or DigiKidz will operate profitably;

(3) Buyer’s common stock is quoted on the Pink Sheets and there is currently only a limited market for the Buyer’s securities and, Seller, or Seller’s stockholders, may have difficulty reselling the Conversion Common Stock, at a profit or at all;

Asset Purchase Agreement

(4) Buyer, and DigiKidz will require additional financing in order to continue its business plans and there is no assurance that required financing will be available to Buyer or DigiKidz on acceptable terms, or at all;

(5) future equity financings will dilute the relative ownership of Buyer by its existing shareholders, and depending on the price at which additional shares are issued, may dilute the book value per share of Buyer’s common stock;

(6) Buyer and DigiKidz will have to overcome the challenges of marketing, on-line commerce and introduction of a new product in order to succeed, and there is no assurance that it will be able to do so;

(7) Buyer and DigiKidz will face competition from many entities, most of whom have greater financial and physical resources than does Buyer and DigiKidz; and

(8) as its business develops, Buyer may have difficulty attracting and retaining qualified personnel.

3.14 Disclosure. The representations, warranties and acknowledgments of Seller set forth herein are true, complete and accurate in all material respects, do not omit to state any material fact, or omit any fact necessary to make such representations, warranties and acknowledgments, in light of the circumstances under which they are made, not misleading.

4. Representations and Warranties of Buyer. Except as otherwise set forth in a schedule delivered by Buyer not later than three business days prior to the Closing (the “Buyer’s Schedule”), Buyer hereby makes the following representations and warranties to Seller, as of the date hereof and as of the Closing Date. Nothing in the Buyer’s Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Buyer’s Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Buyer’s Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

4.1 Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Buyer is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business of Buyer, taken as a whole, or consummation of the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

4.2 Authority and Enforcement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. Buyer has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against each in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Asset Purchase Agreement

4.3 No Conflicts or Defaults. Except as set forth on the Buyer’s Schedule, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or Bylaws of Buyer or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a material breach of, or a material default or loss of rights under, any covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Buyer is a party or by which Buyer is bound, or any judgment, order or decree, or any law, rule or regulation to which Buyer is subject, (ii) result in the creation of, or give any party the right to create, any Lien upon any assets or properties of Buyer, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment relating to which Buyer a party, or (iv) result in a Buyer Material Adverse Effect.

4.4 Consents of Third Parties. Except as set forth on the Buyer’s Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer does not require the consent of any person, or such consent has been or will be obtained, in writing, prior to the Closing.

4.5 Buyer Capitalization. Buyer is authorized to issue (a) 200,000,000 shares of common stock, $.001 par value per share, of which 136,908,136 shares are issued and outstanding and (b) 50,000,000 shares of preferred stock, $.001 par value per share, of which one (1) share has been designated as Series A Preferred Stock, none of which are issued and outstanding, and forty million (40,000,000) shares have been designated as Series B Preferred Stock, none of which are issued or outstanding. Except as set forth on the Buyer’s Disclosure Schedules, there are no options, warrants or other securities convertible into common stock of Buyer. The issued and outstanding capital stock of Buyer has been duly authorized and validly issued, and is fully-paid and non-assessable and not subject to the preemptive or similar rights of any person.

4.6 Securities. The Series A Preferred Stock and Series B Preferred Stock have been duly authorized, and upon issuance pursuant to the provisions hereof, will be validly issued, fully paid and non-assessable.

4.7 No Litigation. Except as set forth on the Buyer’s Schedule, there are no legal, equitable, administrative, arbitration, governmental, regulatory or other proceedings pending against Buyer, or, to the best knowledge of Buyer, threatened against it, an adverse determination to which would result in a Buyer Material Adverse Effect.

4.8 Financial Statements. Buyer has delivered to Seller (a) the unaudited consolidated balance sheet of Buyer as of June 30, 2006 and the related statements of operations, stockholders’ equity and cash flows for the quarter then ended, including the notes thereto (the “Buyer’s Financial Statements”). The Buyer’s Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout all periods presented, subject to normal recurring adjustments upon audit, and present fairly the financial position of Buyer as of the dates and for the periods indicated.

4.9 No Undisclosed Liabilities. Buyer has engaged in no material transactions other than negotiations relating to this Agreement and the transactions contemplated hereby. Buyer has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of Buyer in conformity with GAAP which are not disclosed in the Buyer’s Financial Statements, other than those disclosed elsewhere herein or incurred in the ordinary course of Buyer’s business since the date of the Buyer’s Financial Statements, which, individually or in the aggregate, do not or would not have a Buyer Material Adverse Effect.

Asset Purchase Agreement

4.10 Compliance with Laws. Buyer is in compliance with all laws, rules, regulations, codes, orders, rulings and judgments of federal, state, local and foreign governments and regulatory bodies, except where the failure to comply would not result in a Buyer Material Adverse Effect.

4.11 Tax Matters. Buyer has filed all federal, state, local and foreign tax returns required to be filed by it, and has paid all taxes shown to be due thereon. All such tax returns are true, complete and accurate. No tax return of Buyer has been audited or is currently under audit, nor has Buyer been notified that any such audit is to take place.

4.12 Absence of Certain Business Practices. Neither Buyer nor any director, officer, employer, or agent of the foregoing, nor any person acting on its behalf, directly or indirectly has to Buyer’s knowledge given or agree to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (a) might subject Buyer to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (b) if not given in the past, might have had a Material Adverse Effect on Buyer, or (c) if not continued in the future, might have a Material Adverse Effect on Buyer or which might subject Buyer to suit or penalty in any private or governmental litigation or proceeding.

4.13 SEC Reports. Buyer has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it pursuant to Section 13 or 15 of the Exchange Act through September 30, 2005 (as such documents have been amended since the time of their filing, collectively, the "Buyer’s Reports"), and has not filed its annual report on Form 10-KSB for the fiscal year ended December 31, 2005 or the quarterly report on Form 10-QSB for the quarter ended March 31, 2006 and June 30, 2006. As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer’s Reports, including, without limitation, any financial statements or schedules included therein, to the best of Buyer’s knowledge, complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Buyer’s Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Buyer is required to file any forms, reports or other documents with the Commission pursuant to Sections 13 or 15 of the Exchange Act.

4.14 Internal Accounting Controls. Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Asset Purchase Agreement

4.15 Disclosure. The representations, warranties and acknowledgments of Buyer set forth herein are true, complete and accurate in all material respects and do not omit any fact necessary to make such representations, warranties and acknowledgments not misleading.

5. Conditions to Closing.

5.1 Conditions Precedent to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date:

(1) The representations and warranties of Seller set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date.

(2) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date.

(3) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Buyer’s consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(4) No material adverse change shall have taken place with respect to the Assets, and no event shall have occurred, that could result in a Seller Material Adverse Effect.

(5) Buyer shall be reasonably satisfied with the results of its due diligence review of Seller and the Assets;

(6) Seller shall have delivered to Buyer the Seller Disclosure Schedule in form and substance reasonably satisfactory to Buyer; and

(7) All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

5.2 Conditions Precedent to Seller’s Obligation to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date:

(1) The representations and warranties of Buyer set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date.

Asset Purchase Agreement

(2) Buyer shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date.

(3) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Seller’s consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(4) No material adverse change shall have taken place with respect to Buyer, and no event shall have occurred, that could result in a Buyer Material Adverse Effect.

(5) Buyer shall have delivered to Seller the Buyer Disclosure Schedule in form and substance reasonably satisfactory to Seller;

(6) Seller shall be reasonably satisfied with the results of its due diligence review of Buyer; and

(7) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

6. Closing; Closing Date. A closing of the transactions contemplated hereby (the “Closing”) will take place upon the execution of this Agreement, at the offices of Buyer, or at such other place, date and time that is agreed upon by Seller and Buyer. The date on which the Closing is held is referred to in this Agreement as the "Closing Date."

7. Documents to be Delivered at the Closing.

7.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(1) a duly executed bill of sale, dated the Closing Date, transferring to Buyer all of Seller's right, title and interest in and to the Assets together with possession of the Assets;

(2) a duly executed assignment, transferring to Buyer all of Seller’s right, title and interest in and to the contracts, agreements and contract rights included in the Assets, including the Note Receivable, accompanied by any third party consents, if any, contemplated by Section 3.9;

(3) Satisfaction of indebtedness for the DigiKidz Debt;

(4) a certificate evidencing the MMI Shares, duly endorsed for transfer (or with executed stock powers) so as to convey good and marketable title to the MMI Shares to Buyer;

Asset Purchase Agreement

(5) a certificate evidencing the CRLU Shares, duly endorsed for transfer (or with executed stock powers) so as to convey good and marketable title to the CRLU Shares to Buyer;

(6) a certificate evidencing the STS Membership Interest, duly endorsed for transfer (or with executed stock powers) so as to convey good and marketable title to the STS Membership Interest to Buyer;

(7) a certificate evidencing the PrimEdge Shares, duly endorsed for transfer (or with executed stock powers) so as to convey good and marketable title to the PrimEdge Shares to Buyer;

(8) a copy of resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement by Seller; and

(9) such other certificates, documents and instruments as Buyer may have reasonably requested in connection with the transaction contemplated hereby.

7.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(1) a copy of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer;

(2) a certificate evidencing the Series A Preferred Stock and Series B Preferred Stock, or irrevocable instructions to Buyer’s transfer agent to issue the Series A Preferred Stock and Series B Preferred Stock to Seller;

(3) executed Registration Rights Agreement, attached as Exhibit C hereto;
and

(4) such other certificates, documents and instruments as Seller may have reasonably requested in connection with the transaction contemplated hereby.

8. Additional Covenants.

8.1 Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the transactions contemplated hereby in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

8.2 No Public Disclosure. Without the prior written consent of the other, which written consent will not be unreasonably withheld, no party to this Agreement will, and will each cause their respective representatives not to, make any release to the press or other public disclosure with respect to either the fact that discussions or negotiations have taken place concerning the transactions contemplated by this Agreement, the existence or contents of this Agreement or any prior correspondence relating to this transactions contemplated by this Agreement, except for such public disclosure as may be necessary, in the written opinion of outside counsel (reasonably satisfactory to the other parties) for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order. If either party proposes to make any disclosure based upon such an opinion, that party will deliver a copy of such opinion to the other party, together with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose.

Asset Purchase Agreement

8.3 Confidentiality. Each Party will, and will cause its Affiliates, employees, agents and representatives to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the receiving Party or destroy, at the request and option of the disclosing Party, all tangible embodiments (and all copies) of the Confidential Information which are in the receiving Party’s possession in each case, forever. If any Party is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information of the other Party, such Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective Order or waive compliance with this Section 8.4 . If, in the absence of a protective Order or the receipt of a waiver hereunder, either Party, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Body, arbitrator, or mediator or else stand Liable for contempt, then such Party may disclose the Confidential Information to the Governmental Body, arbitrator, or mediator; provided, however; that such Party will use its Best Efforts to obtain, at the request of the other Party, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party may designate.

8.4 Taxes. Seller will be Liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, including, without limitation, any Taxes arising out of the consummation of the transactions contemplated hereby. Buyer will be Liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 8.4, any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

8.5 Payment of Non-Assumed Liabilities. In addition to payment of Taxes pursuant to Section 8.4, Seller will timely pay, or make adequate provision for the timely payment, in full of all Seller’s Liabilities. If any such Seller’s Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets, Buyer may, at any time after the Closing, elect to pay any or all of such Seller’s Liabilities directly (but will have no obligation to do so) and treat such payment as damages under this Agreement so that Buyer will be entitled to exercise the remedies available to it under ARTICLE 9 of this Agreement.

Asset Purchase Agreement

8.6 Approval. Seller will, as soon as reasonably practicable but no later than 5 days following the Closing Date, solicit the adoption and approval of this Agreement by all its stockholders, either through a stockholders meeting or by written consent. Seller will, through its Board of Directors, recommend to its stockholders adoption of this Agreement, and shall not withdraw, amend or modify in a manner adverse to Buyer its recommendation. Seller shall ensure that such stockholders’ meeting or written consent is called, noticed, convened, held and conducted, and that all proxies solicited in connection therewith, in compliance with applicable Law. Seller shall properly provide each stockholder appraisal and dissenter’s rights pursuant to Florida Statutes.

8.7 Registration Rights. As more fully set forth in the Registration Rights Agreement attached hereto as Exhibit C, on or prior to the one (1) year anniversary of the Closing Date, the Buyer shall prepare and file with the Commission a Registration Statement covering the Conversion Common Stock issuable upon conversion of the Series B Preferred Stock for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form SB-2 (except if the Buyer is not then eligible to register for resale the Buyer’s Common Stock on Form SB-2, in which case such registration shall be on another appropriate form in accordance herewith). The Buyer shall cause the Registration Statement to become effective and remain effective as provided in Exhibit C. The Buyer shall use its reasonable commercial efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof. The Company shall use its reasonable commercial efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is the earlier date of when (i) all Registrable Securities have been sold or (ii) all Conversion Common Stock issuable upon conversion of the Series B Preferred Stock may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by the counsel to the Buyer pursuant to a written opinion letter to such effect, addressed and acceptable to the Buyer's transfer agent and the affected Holders (the "Effectiveness Period").

9. Indemnification and Related Matters.

9.1 Indemnification by the Seller. Seller hereby indemnifies and holds Buyer harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Buyer arising out of the breach of any representation or warranty of Seller hereunder, and/or Seller’s failure to perform any covenant or obligation required to be performed by it hereunder.

9.2 Indemnification by Buyer. Buyer hereby indemnifies and holds Seller harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Seller and arising out of the breach of any representation or warranty of Buyer hereunder, or Buyer's failure to perform any covenant or obligation required to be performed by it hereunder.

Asset Purchase Agreement

9.3 Procedure for Indemnification. Any party entitled to indemnification under this Article IX (an "Indemnified Party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article IX except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the Indemnified Party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within 30 days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party, which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article IX to the contrary, the indemnifying party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to.

9.4 Time for Assertion. No party to this Agreement shall have any liability (for indemnification or otherwise) with respect to any representation, warranty or covenant or obligation to be performed and complied hereunder, unless notice of any such liability is provided on or before 12 months from the date hereof.

9.5 Basket. Notwithstanding any conflicting or inconsistent provisions hereof, Seller shall not be liable in damages, indemnity or otherwise to Buyer in respect of the inaccuracy or breach of any representations, warranties, covenants or agreements herein, except to the extent that the damages to Buyer, singularly or in the aggregate, exceed the sum of $100,000. Notwithstanding any conflicting or inconsistent provisions hereof, Buyer shall not be liable in damages, indemnity or otherwise to Seller in respect to the inaccuracy or breach of any representations, warranties, covenants or agreements herein except to the extent that damages to Seller exceed, individually or in the aggregate, the sum of $100,000.

10. Miscellaneous.

10.1 Finders. Buyer on the one hand, and Seller, on the other hand, represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it. Seller shall indemnify and hold Buyer harmless from and against any and all claims for brokers' commissions made by any party as a result of this Agreement and the transaction contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Seller. Buyer, jointly and severally, shall indemnify and hold Seller harmless from and against any and all claims for brokers' commissions made by any party as a result of this Agreement and transaction contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

Asset Purchase Agreement

10.2 Expenses. Except as otherwise specifically provided in this Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

10.3 Entire Agreement; No Waiver. This Agreement, the Schedules and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

10.4 Jurisdiction and Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles. The parties further: (a) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in any Federal or State court of competent jurisdiction within the County of Broward, State of Florida, (b) waive any objection that they may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the in personam jurisdiction of any Federal or State court of competent jurisdiction within the County of Broward, State of Florida in any such suit, action or proceeding. The parties each further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in a Federal or State court of competent jurisdiction within the County of Broward, State of Florida, and that service of process upon the parties mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon the parties, in any action or proceeding.

10.5 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Seller Disclosure Schedule is hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

Asset Purchase Agreement

If to Seller, to:

Royal Palm Capital Group, Inc.
101 Plaza Real South, Suite 217
Boca Raton, FL 33432
Attention: Brian Schuster, President
Telecopy No.: (561) 447-7978

If to Buyer, to:

PrimEdge, Inc.
101 Plaza Real South, Suite 217
Boca Raton, FL 33432
Attention: Brian Schuster, President
Telecopy No.: (561) 447-7978

10.7 Separability. In the event that any provision hereof would, under applicable law, be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign part or all of its rights under this Agreement to one or more of its subsidiaries or affiliates.

10.9 Best Knowledge. As used in this Agreement "to the best of Seller's knowledge" or words of similar import shall mean actual or constructive knowledge possessed by an executive officer of Seller, including such actual or constructive knowledge that would be expected to be known upon the exercise of reasonable business judgment, and "to the best of Buyer's knowledge" or words of similar import shall mean actual or constructive knowledge possessed by an executive officer of Buyer, including such actual or constructive knowledge that would be expected to be known upon the exercise of reasonable business judgment.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, we have executed this Agreement as of the date and year first above written.

PRIMEDGE, INC.	ROYAL PALM CAPITAL GROUP, INC.

By _________________________	By _________________________
Brian J. Schuster, President	Brian J. Schuster, President

Asset Purchase Agreement

EXHIBIT I

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES A
PREFERRED STOCK OF PRIMEDGE, INC.

Pursuant to the General Corporation Law of the State of Nevada

PrimEdge, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on October 30, 2006, pursuant to the authority vested in the Board of Directors by Article VI of the Certificate of Incorporation of the Corporation, as amended on July 23, 2001, which creates and authorizes 50,000,000 shares of Preferred Stock of the Corporation, par value of $0.001 per share (the " Preferred Stock"):

Resolved, that pursuant to the authority vested in the Board of Directors by Article VI of the Certificate of Incorporation of the Corporation as amended on July 23, 2001, a series of Preferred Stock is hereby established, the distinctive designation of which shall be “Series A Preferred Stock” (such series being hereinafter called “Series A Preferred Stock”), and the preferences and relative, participating, optional or other special rights of the Series A Preferred Stock, and the qualifications, limitations or restrictions thereof (in addition to the relative powers, preferences and rights, and qualifications, limitations or restrictions thereof, set forth in the Corporation’s Certificate of Incorporation which are applicable to shares of Preferred Stock of all series) shall be as follows:

1. Number of Shares; Stated Value and Dividends. The Corporation hereby designates one (1) share of the authorized shares of preferred stock as Series A Preferred Stock. The stated value of the Series A Preferred Stock shall be $0.001. The holder of share of Series A Preferred Stock shall not be entitled to receive dividends.

2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holder of Series A Preferred Stock may at his sole option elect to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of common stock by reason of their ownership thereof, an amount per share equal to $0.001 for the outstanding share of Series A Preferred Stock. Upon the completion of this distribution and any other distribution that may be required with respect to series of preferred stock of this Corporation that may from time to time come into existence, if assets remain in this Corporation the holders of the common stock of this Corporation shall receive all of the remaining assets of this Corporation. For purposes of this Section 2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation or any transaction in which the Corporation is the surviving entity or (ii) a sale of all or substantially all of the assets of the Corporation unless the Corporation's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued as consideration in the transaction) hold at least 50% of the voting power of the surviving or acquiring entity. Whenever a distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined and agreed to by the Board of Directors of this Corporation.

Asset Purchase Agreement

3. Redemption. The Series A Preferred Stock is not redeemable without the prior written consent of the holder of such Series A Preferred Stock.

4. Conversion. The share of Series A Preferred Stock shall be convertible, at the sole option of the Corporation, at any time after the date of issuance of such share at the office of this Corporation into such number of fully paid and non-assessable shares of common stock of the Corporation as is determined by mutual agreement of the Corporation and the holder of the Series A Preferred Stock at the time of conversion.

5. Voting Rights. The holder of the share of Series A Preferred Stock shall have the following voting rights:

(a) The holder of the share of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of the Corporation, voting together with the holders of the common stock and of any other shares of capital stock of the Corporation entitled to vote at a meeting of shareholders as one class, except in cases where a separate or additional vote or consent of the holders of any class or series of capital stock or other equity securities of the Corporation shall be required by these Articles or applicable law, in which case the requirement for any such separate or additional vote or consent shall apply in addition to the single class vote or consent otherwise required by this paragraph.

(b) As of each record date for the determination of the Corporation's shareholders entitled to vote on any matter (a "Record Date"), the share of Series A Preferred Stock shall have voting rights and powers equal to the number of votes that entitle the holder of the share of Series A Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation so as to ensure that the votes entitled to be cast by the holder of the share of Series A Preferred Stock shall be equal to at least fifty-one percent (51%) of all votes entitled to be cast.

(c) Without the written consent of the holder of the share of Series A Preferred Stock at a meeting of the shareholders of this Corporation called for such purpose, the Corporation will not amend, alter or repeal any provision of the Articles of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock.

6. Status of Redeemed Stock. In the event the share of Series A Preferred Stock shall be redeemed pursuant to Section 3 hereof, or converted pursuant to Section 4 hereof, the share shall be cancelled and returned to the status of authorized but unissued shares of preferred stock.

7. Taxes. This Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of the share of Series A Preferred Stock.

Asset Purchase Agreement

The foregoing amendment was duly adopted by the unanimous written consent of the Board of Directors as of October 30, 2006.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of October 30, 2006

PRIMEDGE, INC.

By:  ______________________________
Brian J. Schuster, President

Asset Purchase Agreement

EXHIBIT II

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES B
PREFERRED STOCK OF PRIMEDGE, INC.

Pursuant to the General Corporation Law of the State of Nevada

PrimEdge, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on October 30, 2006, pursuant to the authority vested in the Board of Directors by Article VI of the Certificate of Incorporation of the Corporation, as amended on July 23, 2005, which creates and authorizes 50,000,000 shares of Preferred Stock of the Corporation, par value of $0.001 per share (the " Preferred Stock"):

Resolved, that pursuant to the authority vested in the Board of Directors by Article VI of the Certificate of Incorporation of the Corporation, as amended on July 23, 2005, a series of Preferred Stock is hereby established, the distinctive designation of which shall be “Series B Preferred Stock” (such series being hereinafter called “Series B Preferred Stock”), and the preferences and relative, participating, optional or other special rights of the Series B Preferred Stock, and the qualifications, limitations or restrictions thereof (in addition to the relative powers, preferences and rights, and qualifications, limitations or restrictions thereof, set forth in the Corporation’s Certificate of Incorporation which are applicable to shares of Preferred Stock of all series) shall be as follows:

1. Designation. The series of preferred stock authorized hereunder shall be designated as the “Series B Preferred Stock.” The number of shares constituting such series shall initially be forty-five million (45,000,000) which number may from time to time be changed by the Board of Directors. The par value of the Series B Preferred Stock shall be $0.001 per share. All shares of Series B Preferred Stock shall be identical with each other in all respects.

2. Rank. The Series B Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the Corporation equal to the Common Stock and junior to each class or series of capital stock (except any other class of Series B Preferred Stock) which expressly provides that it ranks senior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution and winding-up, or as to any other right or preference.

3. Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (“Conversion Rights”):

(a)
Automatic Conversion. Each shares of Series B Preferred Stock shall not be convertible unless and until the Corporation amends its Certificate of Incorporation to increases the authorized number of shares of Common Stock available for issuance in an amount sufficient to permit the conversion of all the shares of Series B Preferred Stock, and all other convertible securities and instruments of the Corporation. The Corporation will use its best effort to cause such amendment to the Certificate of Incorporation to be filed within 9 months from the date of this Certificate of Designation. Conditioned upon the foregoing, at such time as the Corporation effectuates the action described above in this Section 3(a), each share of Series B Preferred Stock shall automatically convert into twenty (20) fully paid and nonassessable share of Common Stock of the Corporation.

Asset Purchase Agreement

(b)
Mechanics of Conversion. At such time as the conditions described in Section 3(a) shall have occurred, holders of the Series B Preferred Stock shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock of the Corporation to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the conditions set forth in Section 3(a) herein have been satisfied and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)
No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(d)
No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e)
Notices of Record Date. In the event the Corporation takes record of the holders of any class of securities for the purpose of determining which holders are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, property or other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(f)
Reservation of Stock Issuable Upon Conversion. Solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, the Corporation shall at all times, subject to the conditions described in Section 3(a), reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as, in the opinion of counsel to the Corporation, may be necessary and authorized to increase its authorized but unissued shares of Common Stock to such number of shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Asset Purchase Agreement

(g)
Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

4. Redemption.

(a)
Exercise of Redemption Right. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at the option of the Corporation, the Corporation shall have the right to redeem that number of shares of Series B Preferred Stock held by any holder and specified in a written notice of redemption (“Redemption Notice”) sent or delivered to the holder, by paying to the holder, in cash, an amount per share of Series B Preferred Stock identified in the Redemption Request, equal to $1.00 plus any declared but unpaid dividends on each such share. The total sum payable per share pursuant to a Redemption Request is hereinafter referred to as the “Series B Preferred Stock Redemption Price”.

(b)
Mechanics of Redemption. Redemption Notices shall be sent or delivered to the holder at such holder's address as set forth in the books of the Corporation. Such Redemption Notice shall be sent at least twenty (20) days prior to the redemption date specified in the Redemption Notice. Each Redemption Notice shall state: (i) the redemption date; (ii) the number of shares to be redeemed; (iii) the redemption price per share; (iv) the place where certificates may be surrendered for payment of the redemption price; and (v) that the holder's right to convert pursuant to subsection 5 above shall terminate upon the expiration of ten (10) days after receipt of the Redemption Notice. The Corporation shall, as soon as practicable after the redemption date, pay to the holder the Series B Preferred Stock the redemption price upon delivery to the Corporation of the certificates of Series B Preferred Stock to be redeemed. Upon payment by the Corporation of the Series B Preferred Stock Redemption Price, all rights in respect of the shares of Series B Preferred Stock redeemed shall cease.

5. Voting Rights. The holders of shares of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock could then be converted (notwithstanding the conditions described in Section 3(a) herein), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Asset Purchase Agreement

6. Common Stock Dividends, Subdivisions, Combinations, etc. In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the number of outstanding shares of Series B Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the same percentage of shares outstanding determined by multiplying the number of shares of Series B Preferred Stock by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

7. Status of Converted or Redeemed Stock. In the event any shares of Series B Preferred Stock shall be converted or redeemed pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be canceled and shall be available for issuance by the Corporation in accordance with the Corporation’s Certificate of Incorporation.

*******************

IN WITNESS WHEREOF, Bidville, Inc. has caused this Certificate of Designation to be signed by Brian J. Schuster, its President, this 30th day of October 2006.

PRIMEDGE, INC.

By:  ___________________________
Brian J. Schuster, President

Asset Purchase Agreement

EXHIBIT III

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this "Agreement") is made and entered into as of November 1, 2006, by and between PrimEdge, Inc., a Nevada corporation (the "Company"), and Royal Palm Capital Group, Inc., a Florida corporation (the "Seller").

This Agreement is made pursuant to the Asset Purchase Agreement, dated as of the date hereof, by and between the Seller and the Company (the "Asset Purchase Agreement").

The Company and the Seller hereby agree as follows:

Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Asset Purchase Agreement shall have the meanings given such terms in the Asset Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

"Asset Purchase Agreement" means the agreement between the parties hereto for the purchase and sale of substantial all of Seller’s assets and the issuance by the Company of shares of Series B Preferred Stock.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means shares of the Company's common stock, par value $0.001 per share.

"Effectiveness Period" shall have the meaning set forth in Section 2(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.

"Holder" or "Holders" means the Seller or any of its affiliates or transferees to the extent any of them hold Registrable Securities.

"Indemnified Party" shall have the meaning set forth in Section 5(c). "Indemnifying Party" shall have the meaning set forth in Section 5(c).

"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

"Prospectus" means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

Asset Purchase Agreement

"Registrable Securities" means the shares of Common Stock issued upon the conversion of the Series B Preferred Stock.

"Registration Statement" means each registration statement required to be filed hereunder, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, for the distribution of the Registrable Securities to the Seller’s shareholders and an offering by the Seller’s shareholders on a continuous basis pursuant to Rule 415.

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Rule 415" means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Rule 424" means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Securities Act" means the Securities Act of 1933, as amended, and any successor statute.

"Trading Market" means any of the Pink Sheets, NASD OTCBB, NASDAQ SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange.

Registration.

On or prior to the one year anniversary of the Closing Date, the Company shall prepare and file with the Commission a Registration Statement covering the distribution of the Registrable Securities to Seller’s shareholders and for an offering to be made by the Seller’s shareholders on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form SB-2 (except if the Company is not then eligible to register for resale the Registrable Securities on Form SB-2, in which case such registration shall be on another appropriate form in accordance herewith). The Company shall cause the Registration Statement to become effective and remain effective as provided herein. The Company shall use its reasonable commercial efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof. The Company shall use its reasonable commercial efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is the earlier date of when (i) all Registrable Securities have been sold or (ii) all Registrable Securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent and the affected Holders (the "Effectiveness Period").

Asset Purchase Agreement

(b) Within three business days of the Effectiveness Date, the Company shall cause its counsel to issue a blanket opinion in the form attached hereto as Exhibit A, to the transfer agent stating that the shares are subject to an effective registration statement and can be reissued by the Seller’s shareholders free of restrictive legend upon notice of a sale by a Seller’s shareholder and confirmation by that Seller’s shareholder that it has complied with the prospectus delivery requirements, provided that the Company has not advised the transfer agent orally or in writing that the opinion has been withdrawn.

Registration Procedures. If and whenever the Company is required by the provisions hereof to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

prepare and file with the Commission the Registration Statement with respect to such Registrable Securities, respond as promptly as possible to any comments received from the Commission, and use its best efforts to cause the Registration Statement to become and remain effective for the Effectiveness Period with respect thereto, and promptly provide to the Seller copies of all filings and Commission letters of comment relating thereto;

prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement and to keep such Registration Statement effective until the expiration of the Effectiveness Period;

furnish to the Seller such number of copies of the Registration Statement and the Prospectus included therein (including each preliminary Prospectus) as the Seller reasonably may request to facilitate the public sale or disposition of the Registrable Securities covered by the Registration Statement;

use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or "blue sky" laws of such jurisdictions within the United States as the Seller may reasonably request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

list the Registrable Securities covered by the Registration Statement with any securities exchange on which the Common Stock of the Company is then listed;

immediately notify the Seller at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the Prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

make available for inspection by the Seller and any attorney, accountant or other agent retained by the Seller, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the attorney, accountant or agent of the Seller.

Asset Purchase Agreement

Registration Expenses. All expenses relating to the Company's compliance with Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the NASD, transfer taxes, fees of transfer agents and registrars, fees of, and disbursements incurred by, one counsel for the Holders (to the extent such counsel is required due to Company's failure to meet any of its obligations hereunder), are called "Registration Expenses". All selling commissions applicable to the sale of Registrable Securities, including any fees and disbursements of any special counsel to the Holders beyond those included in Registration Expenses, are called "Selling Expenses." The Company shall only be responsible for all Registration Expenses but not Selling Expenses.

Indemnification.

In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Seller, and its officers, directors and each other person, if any, who controls the Seller within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Seller, and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of the Seller or any such person in writing specifically for use in any such document.

In the event of a registration of the Registrable Securities under the Securities Act pursuant to this Agreement, the Seller will indemnify and hold harmless the Company, and its officers, directors and each other person, if any, who controls the Company within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which was furnished in writing by the Seller to the Company expressly for use in (and such information is contained in) the Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Seller will be liable in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing to the Company by or on behalf of the Seller specifically for use in any such document. Notwithstanding the provisions of this paragraph, the Seller shall not be required to indemnify any person or entity in excess of the amount of the aggregate net proceeds received by the Seller in respect of Registrable Securities in connection with any such registration under the Securities Act.

Asset Purchase Agreement

Promptly after receipt by a party entitled to claim indemnification hereunder (an "Indemnified Party") of notice of the commencement of any action, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against a party hereto obligated to indemnify such Indemnified Party (an "Indemnifying Party"), notify the Indemnifying Party in writing thereof, but the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to such Indemnified Party other than under this Section 5(c) and shall only relieve it from any liability which it may have to such Indemnified Party under this Section 5(c) if and to the extent the Indemnifying Party is prejudiced by such omission. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such Indemnified Party, and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume and undertake the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section 5(c) for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; if the Indemnified Party retains its own counsel, then the Indemnified Party shall pay all fees, costs and expenses of such counsel, provided, however, that, if the defendants in any such action include both the indemnified party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, the Indemnified Party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which either (i) the Seller, or any officer, director or controlling person of the Seller, makes a claim for indemnification pursuant to this Section 5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Seller or such officer, director or controlling person of the Seller in circumstances for which indemnification is provided under this Section 5; then, and in each such case, the Company and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, provided, however, that, in any such case, (A) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities offered by it pursuant to such Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

Asset Purchase Agreement

Miscellaneous.

Remedies. In the event of a breach by the Company or by the Seller, of any of their respective obligations under this Agreement, the Seller or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

Piggy-Back Registrations. If at any time following the one year anniversary of the Closing Date there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to the Holder written notice of such determination and, if within fifteen days after receipt of such notice, the Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such holder requests to be registered to the extent the Company may do so without violating registration rights of others which exist as of the date of this Agreement, subject to customary underwriter cutbacks applicable to all holders of registration rights and subject to obtaining any required the consent of any selling stockholder(s) to such inclusion under such registration statement.

Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of the then outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

Asset Purchase Agreement

Notices. Any notice or request hereunder may be given to the Company or the Seller respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section 6(g). Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail, Federal Express or other national overnight next day carrier (collectively, "Courier") or telecopy (confirmed by mail). Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given three (3) business days after the date when deposited in the mail or with the overnight mail carrier, in the case of a Courier, the next business day following timely delivery of the package with the Courier, and, in the case of a telecopy, when confirmed. The address for such notices and communications shall be as follows:

If to the Company:	PrimEdge, Inc. 101 Plaza Real South, Suite 217 Boca Raton, FL 33432 Attention: Brian Schuster, President Telecopy No.: (561) 447-7978

If to a Seller:	Royal Palm Capital Group, Inc. 101 Plaza Real South, Suite 217 Boca Raton, FL 33432 Attention: Brian Schuster, President Telecopy No.: (561) 447-7978

If to any other Person who is then the registered Holder:	To the address of such Holder as it appears in the stock transfer books of the Company or such other address as may be designated in writing hereafter in accordance with this Section 6(g) by such Person.

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of each Holder. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under the Notes and the Security Agreement with the prior written consent of the Company, which consent shall not be unreasonably withheld.

Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

Asset Purchase Agreement

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in Broward County, Florida. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Broward County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.
PRIMEDGE, INC. ROYAL PALM CAPITAL GROUP, INC.

PRIMEDGE, INC.	ROYAL PALM CAPITAL GROUP, INC.

By: ________________________	By: ________________________
Name: Brian Schuster	Name: Brian Schuster
Title: President	Title: President

Address for Notices:	Address for Notices:

101 Plaza Real South, Suite 217	101 Plaza Real South, Suite 217
Boca Raton, FL 33432	Boca Raton, FL 33432
Attention: Brian Schuster, President	Attention: Brian Schuster, President
Telecopy No.: (561) 447-7978	Telecopy No.: (561) 447-7978

Asset Purchase Agreement

EXHIBIT III-1

[Date]

Re:	PrimEdge, Inc., Registration Statement on Form [SB-2]

Ladies and Gentlemen:

As counsel to PrimEdge, Inc., a Nevada corporation (the “Company”), we have been requested to render our opinion to you in connection with the resale by the individuals or entitles listed on Schedule III-1 attached hereto (the “Selling Stockholders”), of an aggregate of [amount] shares (the “Shares”) of the Company’s Common Stock.

A Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the “Act”), with respect to the resale of the Shares was declared effective by the Securities and Exchange Commission on [date]. Enclosed is the Prospectus dated [date]. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

Based upon the foregoing, upon request by the Selling Stockholders at any time while the registration statement remains effective, it is our opinion that the Shares have been registered for resale under the Act and new certificates evidencing the Shares upon their transfer or re-registration by the Selling Stockholders may be issued without restrictive legend. We will advise you if the registration statement is not available or effective at any point in the future.

Very truly yours, [Company counsel]

Asset Purchase Agreement

Schedule III-1

Selling Stockholder	Shares Being Offered

Asset Purchase Agreement